Exhibit — 99.1

News Release

Investor Contacts:

KCSA Strategic Communications

Jeffrey Goldberger / Philip Carlson

+1 212.896.1249 / +1 212.896.1233

jgoldberger@kcsa.com / pcarlson@kcsa.com

RHINO RESOURCE PARTNERS LP ANNOUNCES ACQUISITION OF THE ELK HORN COAL COMPANY, LLC

LEXINGTON, KY (June 10, 2011) — Rhino Resource Partners LP (NYSE: RNO) (“Rhino” or the “Partnership”) is pleased to announce today the acquisition of the Elk Horn Coal Company, LLC (“Elk Horn”) for approximately $120 million in cash with no assumption of debt.  Elk Horn is a coal leasing company located in eastern Kentucky with approximately 156,000 acres of owned mineral.  Incorporated in 1915, coal has been mined from its properties for almost 100 years.  Elk Horn will broaden Rhino’s sources of income by providing a stream of royalty income without the assumption of additional operating risk.

Elk Horn has a large reserve base and is an excellent strategic fit for Rhino.  As of December 31, 2010 Elk Horn reported an estimated 128 million tons of proven and probable reserves and 157 million tons of non reserve coal deposits.  These estimates were based on a 2008 independent reserve study updated by Elk Horn’s management as of December 31, 2010, based on the guidelines in SEC Industry Guide 7.  As of December 31, 2010 Elk Horn had leased to third parties approximately 65 million tons of proven and probable coal reserves and approximately 55 million tons of non reserve coal deposits.  Major lessees include James River, Blackhawk, Revelation, and US Coal.  The Elk Horn coal is high quality, a portion is expected to meet the standards for PCI (pulverized coal injection), and the steam coal is generally high BTU with mid sulfur content

Rhino believes there is substantial upside provided by Elk Horn’s unleased reserves in Southern Floyd County, where a significant portion of the coal is expected to meet the standards for PCI.  The estimated proven and probable reserves in the Southern Floyd area are approximately 40 million tons, based on the independent reserve study mentioned above.  Southern Floyd includes several developed deep mines, a prep plant site, and a permitted refuse area.  Management is evaluating the infrastructure needs and the best options to restart and then to increase production from this property.  Options under consideration include leasing to one or more third parties, operating the mines with contractors, or operating them as Rhino company mines.  Because a large portion of Elk Horn’s property is contiguous with Rhino’s Deane property (see map below), Rhino expects there to be synergies between the two operations.  Infrastructure which facilitates the increase of Southern Floyd production will help accelerate development of Rhino’s contiguous northern Deane complex properties.

Over the last five years, annual production from Elk Horn’s properties has ranged from approximately 1.6 million to 4.9 million tons, and has averaged 3.2 million tons per year.  Elk Horn is projecting solid production growth in 2011 as properties that had been leased to financially weak operators have been replaced by more experienced and better capitalized companies.  An annualized rate of production of 3.5 million to 4.0 million tons of coal per year is expected to be reached by Q-4 2011.  The lease rates are generally in the range of 6% to 9% of the coal sales revenue. Based on these factors, Elk Horn is expected to generate annualized run rate EBITDA of $15 million to $18 million by late 2011 or early 2012.  In addition, a positive contribution is expected from the Southern Floyd properties, the amount has not been quantified at this time.

The Elk Horn acquisition will initially be funded from the Partnership’s existing borrowing capacity under its credit facility.  Rhino intends to ultimately finance the acquisition with approximately 50% debt and 50% equity.

The Elk Horn acquisition is expected to be accretive to Rhino.  Based on the Partnership’s current estimate of additional cash flow from Elk Horn, Rhino expects to recommend to its board an increase in its annual distribution of $0.10 per unit from its current annual level of $1.82 per unit, commencing with the distribution for the quarter ending September 30, 2011.  Management will review the potential for additional distribution increases as a result of the Elk Horn acquisition based on its performance.

Map of Elk Horn Properties

About Rhino Resource Partners LP

Rhino Resource Partners LP is a growth-oriented limited partnership formed to control and operate steam and met coal properties and other stable, cash generating non-coal natural resource assets. Rhino’s current operations are in Central Appalachia, Northern Appalachia, the Illinois Basin and the Western Bituminous region.

About Wexford Capital LP

Rhino’s general partner, Rhino GP LLC, is an affiliate of Wexford Capital LP.  Wexford Capital is an SEC registered investment advisor with over $7 billion of assets under management.  Formed in 1994, Wexford manages a series of private equity and hedge funds.  Wexford prides itself on its independent thinking and opportunistic investment style and has particular expertise in the energy / natural resources sector with investments in coal, oil and gas exploration and production assets, energy services, and related sectors.

Additional information regarding Rhino and Wexford is available on their respective web sites — RhinoLP.com and Wexford.com.

Forward Looking Statements

Except for historical information, statements made in this press release are “forward-looking statements.” All statements, other than statements of historical facts, included in this press release that address activities, events or developments that Rhino expects, believes or anticipates will or may occur in the future are forward-looking statements. These forward-looking statements are based on Rhino’s current expectations and beliefs concerning future developments and their potential effect on Rhino’s business, operating results, financial condition and similar matters.  While management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting Rhino will be those that Rhino anticipates.  Whether actual results and developments in the future will conform to expectations is subject to significant risks, uncertainties and assumptions, many of which are beyond Rhino’s control or ability to predict. Therefore, actual results and developments could materially differ from Rhino’s historical experience and present expectations and what is expressed, implied or forecast in these forward-looking statements.  Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, the following: decline in coal prices, which depend upon several factors such as the supply of domestic and foreign coal, the demand for domestic and foreign coal, governmental regulations, price and availability of alternative fuels for electricity generation and prevailing economic conditions; increased competition in global coal markets and declines in demand for coal; current and future environmental laws and regulations which could materially increase operating costs or limit Rhino’s ability to produce and sell coal; extensive government regulation of mine operations, especially with respect to mine safety and health, which imposes significant actual and potential costs; difficulties in obtaining and/or renewing permits necessary for operations; a variety of operating risks, such as unfavorable geologic conditions, natural disasters, mining and processing equipment unavailability and failures and unexpected maintenance problems and accidents, including fire and explosions from methane; fluctuations in transportation costs or disruptions in transportation services could increase competition or impair Rhino’s ability to supply coal; a shortage of skilled labor; increases in raw material costs, such as steel, diesel fuel and explosives; rhino’s ability to acquire replacement coal reserves that are economically recoverable; inaccuracies in Rhino’s estimates of coal reserves and non-reserve coal deposits; existing and future laws and regulations regulating the emission of sulfur dioxide and other compounds could affect coal consumers and as a result reduce demand for coal; federal and state laws restricting the emissions of greenhouse gases; Rhino’s ability to acquire or failure to maintain, obtain or renew surety bonds used to secure obligations to reclaim mined property; Rhino’s dependence on a few customers and its ability to find and retain customers under favorable supply contracts; changes in consumption patterns by utilities away from the use of coal, such as resulting from low natural gas prices; disruption in supplies of coal produced by contractors operating Rhino’s mines; defects in title in properties that Rhino owns or losses of any of Rhino’s leasehold interests; increased labor costs or work stoppages; the ability to retain and attract senior management and other key personnel; and assumptions underlying reclamation and mine closure obligations are materially inaccurate.

Other factors that could cause our actual results to differ from our projected results are described in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof.  Rhino undertakes no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise.

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